Press Release

Contact:

Kathy Ta
Vice President, Investor Relations
(408) 601-5697

Maxim CFO to Retire in the Second Half of 2019

SAN JOSE, CA - January 10, 2019 - Maxim Integrated Products, Inc. (NASDAQ:MXIM) announces that Bruce Kiddoo is planning to retire from his position as chief financial officer during the second half of calendar 2019 to support non-profit causes. Mr. Kiddoo’s departure date will be after the close of the current fiscal year with the precise date dependent upon Maxim’s successful and seamless transition to a new CFO. Maxim is starting a comprehensive search for his successor.

"On behalf of the Maxim Board of Directors, our leadership team and all employees, I want to thank Bruce for his valued partnership and tremendous contributions to the Company for over a decade," said Tunç Doluca, Maxim’s chief executive officer. “We look forward to his continued leadership during 2019 and his help in transitioning to a new CFO.”

About Maxim Integrated
Maxim Integrated develops innovative analog and mixed-signal products and technologies to make systems smaller and smarter, with enhanced security and increased energy efficiency. We are empowering design innovation for our automotive, industrial, healthcare, mobile consumer, and cloud data center customers to deliver industry-leading solutions that help change the world. Learn more at https://www.maximintegrated.com.

Source: Maxim Integrated Investor Relations